Exhibit 10.39

Morgans Hotel Group Co.

475 Tenth Avenue

New York, NY 10018

February 9, 2014

PERSONAL AND CONFIDENTIAL

Jonathan Langer

Dear Jonathan:

Pursuant to our recent discussions, I am pleased to confirm the arrangements under which you will be engaged by Morgans Hotel Group Co. (the “Company”) as an advisor.

1. Scope of Services

You have provided the Company with financial and strategic advice in connection with the debt financing of the Hudson and Delano Hotels (together, the “Debt Financings”) and the potential restatement, amendment or reaffirmation of the existing management agreement with the Mondrian Soho Hotel or the signing of a new management or franchise agreement with the Mondrian Soho Hotel (the “Mondrian Signing” and, together with the Debt Financings, the “Transactions”) and, during the term of this Agreement, you will continue to provide the Company with advice and assistance in connection with the Mondrian Signing. This includes, as appropriate, advice and assistance with respect to defining objectives, performing analyses, and structuring, planning and negotiating the above matters. During the term of this Agreement, the parties may mutually agree to expand the scope of matters for which you may provide advice and assistance to the Company for mutually agreed upon additional compensation to be paid to you in connection with such matters.

You shall be entitled to assume and rely upon the accuracy and completeness of all information provided to you by the Company and you are not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company or the properties which are the subject of the Debt Financings. With respect to any financial forecasts and projections made available to you by the Company, you shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax, regulatory and other similar advice.

2. Compensation

In recognition of the advice and assistance you have provided and will provide in connection with the Transactions, and to incentivize you to continue providing services to the Company with respect to the Transactions, the Company will pay you fees based on the successful completion of the Transactions as set forth in this Section 2. During the term of this Agreement, you shall be entitled to reimbursement of reasonable and actual out-of-pocket expenses you incur in the course of providing the services described in Section 1 of this Agreement. Such reimbursement payments will be made by the Company upon submission of documentation reasonably required by the Company and in accordance with its general policies concerning reimbursement of business expenses.

Any compensation paid to you under the terms of this Agreement will be payable by the Company, at its sole discretion, in cash or common stock of the Company; provided that the Company will consider in good faith your request to receive any of the consideration in an alternative form (e.g., options or warrants to acquire shares of the Company’s common stock), the terms of which would be mutually agreed by you and the Company. The per share value of any common stock paid to you will be deemed to be the lesser of (a) the closing price of the Company’s common stock on the Nasdaq Global Market the trading day immediately prior to the public announcement of the applicable Transaction (or if such Transaction is not publicly announced, the closing of such Transaction) and (b) the average closing price of the Company’s common stock on the Nasdaq Global Market for the thirty (30) trading days immediately prior to the public announcement of the applicable Transaction (or if such Transaction is not publicly announced, the closing of such Transaction). You agree that, in addition to any restrictions on transfer imposed by law, you will not be permitted to sell or otherwise transfer any common stock paid to you under this Agreement prior to January 1, 2015.

In connection with the closing of the Debt Financings, the Company will pay you a “Debt Advisory Fee” of 11 basis points (0.11%) of the aggregate proceeds from the Debt Financings. The Debt Advisory Fee will become payable and will be paid within thirty (30) days of the closing of the Debt Financings.

If the Mondrian Signing is accomplished, the Company will pay you a “Mondrian Restructuring Fee” equal to:

(a)	200 basis points (2.0%) of (i) the actual management, franchise and incentive fees paid to the Company during the first year of the Company’s management or franchise agreement with Mondrian SoHo (the “Mondrian Agreement”) multiplied by (ii) the number of years that the Mondrian Agreement will be in effect; provided that for purposes of this Section 2(a), the duration of the Mondrian Agreement will be defined as the length of time between the date of this Agreement and the earlier of (x) the first date on which the Mondrian Agreement may be terminated as the result of a sale of the property and (y) the expiration date of the Mondrian Agreement; and

(b)	100 basis points (1.0%) of any compensation payable to the Company upon the termination of the Mondrian Agreement as a result of a sale of the property, calculated on the first date on which the Mondrian Agreement may be terminated; and

(c)	100 basis points (1.0%) of the greater of (i) zero and (ii) the difference between (A) $25 million and (b) the aggregate amount of equity and key money invested by the Company in the Mondrian SoHo as of December 31, 2014.

Any amounts payable under Section 2(a) will be paid within thirty (30) days of the one-year anniversary of the signing of the Mondrian Agreement and amount payable under Section 2(b) will be paid within thirty (30) days of December 31, 2014.

3. Termination

This Agreement and your services hereunder shall automatically terminate on the earliest of (a) December 31, 2014 and (b) the termination of this Agreement in accordance with the terms of this paragraph. Notwithstanding the foregoing, your services and this Agreement may be terminated with or without cause by you at any time upon express written notice and without liability or continuing obligation to you or to us (except for any compensation owed to you by the Company pursuant to Section 2 on the date of termination or expiration). The Company may terminate your services and this Agreement for cause upon written notice to you; provided that if such termination is the result of your failure to provide the services that are the subject of this Agreement, you will have thirty (30) days from the date the Company delivers you written notice of its intent to terminate this Agreement to cure such breach. For purposes of this Agreement, “Cause” shall mean fraud, willful misconduct, gross negligence or your failure to provide the services that are the subject of this Agreement. Notwithstanding the foregoing, the non-disclosure and indemnity provisions of this Agreement will remain operative regardless of any such termination.

4. Confidentiality

Simultaneously with executing this Agreement, you will execute the Confidentiality Agreement attached hereto as Exhibit A.

5. Indemnification

The Company agrees to indemnify you and hold you harmless to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees, expenses and disbursements of counsel (including those incurred by any indemnified person: (a) arising out of or related to this Agreement or your engagement hereunder, except where such claims, losses, damages, liabilities, costs and expenses result primarily from your bad faith, gross negligence or wilful misconduct or your material breach of your obligations under this Agreement (in each case, as determined by a final non-appealable judicial determination); and/or (b) if you are successful on the merits, in connection with claims for breach of this Agreement) and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which you are a party). In the event that the foregoing indemnity is unavailable or insufficient to hold you harmless, then the Company shall contribute to amounts paid or payable by you in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, the Company, on the one hand, and you, on the other hand, in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event your aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by you pursuant to this Agreement. The Company will not, without your prior written consent, settle any litigation relating to your engagement hereunder unless such settlement includes an express, complete and unconditional release of you with respect to all claims asserted in such litigation or relating to your engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

6. Limitation of Liability

To the extent permitted by applicable law: (i) in no event shall you be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if you have been advised of the possibility of such damages; and (ii) in no event shall your aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees paid by the Company hereunder. The limitations in this Section 6 shall not apply in the event of fraud, willful misconduct or gross negligence (in each case, as determined by a final non-appealable judicial determination).

7. Relationship Between the Parties

Except as expressly agreed to by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

It is mutually understood and agreed that the services provided by you pursuant to this Agreement are rendered as an independent contractor, and not as an agent, employee, partner or joint venturer of the Company. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, principal/agent or employee/employer relationship between you and the Company.

You shall not be entitled to any of the benefits that, the Company may make available to its employees, such as group health, life, disability or worker’s compensation insurance, profit-sharing or retirement benefits, and the Company shall not withhold or make payments or contributions therefor or obtain such protection for you.

8. Taxes

You shall remain responsible for paying any and all taxes you owe, however designated, levied or based, to any taxing authority, including, but not limited to, applicable state and local taxes, use, excise, value added or other like taxes, federal taxes, worker’s compensation, FICA and federal unemployment insurance.

9. Notices

All notices required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight courier service. All notices shall be addressed to the parties at the respective addresses indicated below or such other addresses that the parties may designate in writing:

If to the Company:	If to you:

Morgans Hotel Group Co. 475 Tenth Avenue New York, NY 10018	Jonathan Langer

10. Governing Law and Consent to Jurisdiction

This Agreement, and any consulting services performed pursuant to this Agreement, shall be governed by, construed and interpreted in accordance with the substantive laws of the State of New York, without regard to the principles of conflicts of laws thereof.

You agree that any action or proceeding to enforce, or that arises out of, this Agreement may be commenced and maintained in the courts of the State of New York, or in the United States District Court for the Southern District of Manhattan, and you hereby waive any objection to the jurisdiction of said courts in any litigation arising hereunder on the basis that such court is an inconvenient forum or otherwise.

10. Non-Assignability

Neither this Agreement nor any right or interest hereunder shall be assignable by you, your beneficiaries, or your legal representatives without the Company’s prior written consent. Notwithstanding the foregoing, this Agreement, and any rights or interests of the Company under this Agreement, shall be assignable by the Company to any of its direct or indirect affiliates without your consent; provided however, in such event, the Company shall remain liable for the payment of all amounts payable hereunder to you.

11. No Warranties

Neither party makes any representation or warranty with regard to the subject matter of this Agreement, either express or implied, and each specifically disclaims all warranties, including but not limited to, the implied warranties of merchantability and/or fitness for a particular purpose.

12. No Waiver

No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right. Failure by either party to enforce any right under this Agreement will not be deemed a waiver of future enforcement of that or any other right.

13. Entirety

This Agreement represents the entire understanding and agreement between you and the Company with regard to all matters herein and the engagement, and there are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto other than as referred to herein.

No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same shall be set forth in writing and signed by you and the Company, and then shall be effective only in the specified instance and for the purpose for which given.

14. Severability

If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision has not been contained herein.

15. Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

If the terms of our engagement as set forth in this Agreement are satisfactory, kindly sign the enclosed copy of this Agreement and return it to us.

Very truly yours,

MORGANS HOTEL GROUP CO.

/s/ Jason T. Kalisman
Name: Jason T. Kalisman
Title: Interim Chief Executive Officer

Accepted and Agreed:

/s/ Jonathan Langer
Jonathan Langer
Date: February 9, 2014

[Signature Page to Consulting Agreement]

EXHIBIT A

CONFIDENTIALITY AGREEMENT